Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-42627, No. 333-45517 and No. 333-65620) pertaining to the PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan of our report dated March 3, 2005, with respect to the consolidated financial statements of Paula Financial and subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

March 29, 2005